UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On April 14, 2010, the following article appeared in the Wall Street Journal:

Management of Denny’s Is in the Hot Seat

Critics Are Skeptical New Value Menu, Limited-Time Offers, Expansion Will Turn the Restaurant Chain Around

By PAUL ZIOBRO

Denny’s Corp. hopes a novel value menu, limited-time offers and a plan to expand at highway rest stops can help revive the brand.

But some investors and analysts are skeptical Denny’s new sales initiatives will succeed, especially after years of losing customers. Instead, they argue the family-dining chain’s cost structure needs to come down after selling hundreds of company-owned stores to franchisees.

Further cutting overhead costs may be needed to tempt new investors, analysts say, especially given a run-up of more than 70% in shares since activist investors Oak Street Capital Management LLC and Dash Acquisition LLC took a stake in the company.

The activists have put Denny’s management in the hot seat with an attempt to install three board members to shake up the company.

Tuesday, the activist group reiterated its objection to the company’s direction and called for replacing Denny’s Chief Executive Nelson Marchioli and two other longtime board members. The group has been critical of Denny’s management amid years of market-share declines, arguing that as “marketing gimmicks” like food giveaways failed to attract consistent customers, price increases throughout the years have turned off others.

“It’s one thing to have a message of everyday affordability, but another thing to have it,” Patrick Walsh of Oak Street Capital, said in a recent interview. “You have to make sure you’re delivering that value.”

Better sales could lead to bigger profits after Denny’s over the past several years paid down debt by more than half and sold hundreds of mostly underperforming stores, to franchisees, resulting in better margins.

“If Denny’s can get any sales traction, there’s a lot of operating leverage you can get,” said Michael Gallo, analyst at C.L. King & Associates.

A meaningful sales improvement at Denny’s is no guarantee, especially after years of stagnation.

“It really is a zombie brand that just sort of moves along, doesn’t grow, doesn’t go away,” said Darren Tristano, executive vice president at Technomic Inc., a restaurant industry consultancy.

That is why some observers, including the activist group, suggest Denny’s take a sharper knife to costs. Denny’s, a chain with 1,500 restaurants, has sold close to 300 of its company-owned locations to franchisees in recent years, though some say its expense line hasn’t declined as much as it could have.

Stephen Anderson, analyst at MKM Partners, notes overhead costs were 9.4% of Denny’s 2009 sales, up three percentage points over the last three years.

Normally, as restaurants sell stores to franchisees, those costs fall.

“They haven’t rationalized their expense line for a smaller company-owned base,” said Mr. Anderson.

Mr. Marchioli declined an interview request.

But a Denny’s spokeswoman said the company has trimmed overhead at its sold stores and continues to look for more costs to cut.

Denny’s says it is encouraged by its plans to boost sales, but, like other restaurant chains, remains cautious due to uncertainty.

Still, there are some conditions that lend to optimism on the top line.

With a better environment for restaurants and easier year-over-year comparisons ahead, coming promotions at Denny’s, like its new “$2, $4, $6, $8 Value Menu” with 16 products at those prices and other limited-time offers, could fare better than they would have in prior years.

Printed in The Wall Street Journal, page B5